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                                  EXHIBIT 4.17


                      NON-QUALIFIED STOCK OPTION AGREEMENT

         THIS NON-QUALIFIED STOCK OPTION AGREEMENT is entered into as of October 25, 2000 by and between MTR Gaming Group, Inc. a Delaware corporation (the "Company"), and Roger Szepelak (the "Optionee").

         In consideration of the mutual promises hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce the Optionee to accept employment with Speakeasy Gaming of Las Vegas, Inc. and Speakeasy Gaming of Reno, Inc. (collectively, the "Subsidiaries"), Nevada corporations wholly owned by the Company, the parties hereby agree as follows:

         1. OPTION GRANT; VESTING. The Company and the Optionee hereby agree to be bound by the terms of this Agreement with respect to the grant made by the Company's Board of Directors on October 25, 2000 of an option to purchase, subject to the vesting provisions of this Agreement, an aggregate of 175,000 shares of the common stock, $.0001 par value per share, of the Company ("Common Stock") at an exercise price of $6.25 per share, being equal to the fair market value of such shares of Common Stock on the date of such grant (the "Option"). This Option is not intended to constitute an "incentive stock option" (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended). The Option will vest in tranches as follows: 25,000 on October 25, 2000, 25,000 on November 1, 2001 (50,000 in the event the Subsidiaries' EBITDA (as defined below) for calendar year 2001 equals or exceeds $20,000,000); 25,000 on November 1, 2002 (50,000 in the event the Subsidiaries' EBITDA for calendar year 2002 equals or exceeds $20,000,000); and 25,000 on November 1, 2003 (50,000 in the event the Subsidiaries' EBITDA for calendar year 2003 equals or exceeds $20,000,000). Vesting shall further depend upon the Optionee remaining employed on each such date. For the purpose of this Agreement, "EBITDA" shall be determined on the basis of the Subsidiaries' independent audit which shall be determinative of the Subsidiaries' EBITDA, absent manifest error. The parties acknowledge that the Option has not been granted pursuant to any option plan of the Company, however, the parties agree that the terms of this Agreement shall be subject to the terms of the Company's 2000 Stock Incentive Plan (the "Plan") and the terms of such Plan shall be deemed to be incorporated herein. In the event of a conflict between the terms of this Agreement and the Plan, the terms of the Plan shall govern.

         2. TERM; EXERCISE. This Option will expire on October 25, 2005, subject to earlier termination as provided herein (the "Termination Date"). This Option is exercisable at anytime prior to the Termination Date except as otherwise provided by the terms of this Option. In no event may a fraction of a share of Common Stock be purchased under this Option. Notwithstanding anything to the contrary in this Agreement, this Option may only be exercised if the Optionee is employed by the Subsidiaries at the time of such exercise, or at any time within 90 days of the date of termination of the Optionee's employment with the Subsidiaries.

         3. NOTICE OF EXERCISE; PAYMENT. This Option shall be exercisable by giving written notice to the Company at its principal office, presently State Route 2 South, Chester, West Virginia, Attn.: Chief Financial Officer, stating that the Optionee is exercising this Option, specifying the number of shares being purchased and accompanied by payment in full of the aggregate purchase price therefor: (a) in cash or by certified check; (b) with previously acquired shares of Common Stock having an aggregate Fair Market Value on the date of exercise equal to the aggregate exercise price of all Options being exercised;
(c) with any combination of cash, certified check or shares of Common Stock having such value; or (d) any other form of legal consideration that may be acceptable to the Board of Directors of the Company in its sole discretion.

         4. REPRESENTATIONS AND WARRANTIES OF OPTIONEE. Notwithstanding the foregoing, this Option shall not be exercisable by the Optionee unless: (a) a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act") with respect to the shares of Common Stock to be received upon the exercise of the Option shall be effective and current at the time of exercise; or (b) there is an exemption from the registration requirements under the Securities Act for the issuance of the shares of Common Stock upon exercise. The Optionee hereby represents and warrants to the Company, that: (i) the shares of Common Stock to be issued upon the exercise of this Option are being acquired by the Optionee for the Optionee's own account, for investment only and not with a view to the resale or distribution thereof; and (ii) any subsequent resale or distribution of shares of Common Stock by the Optionee will be made only pursuant to (x) a Registration Statement under the Securities Act which is effective and current with respect to the shares of Common Stock being sold, or
(y) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption, the Optionee shall, prior to any offer of sale or sale of such shares of Common Stock, provide the Company with a favorable written opinion of counsel satisfactory to the Company, in form, substance and scope satisfactory to the Company, as to the applicability of such exemption to the proposed sale or distribution. Such representation and warranties shall also be deemed to be made by the Optionee upon each exercise of this Option. Nothing herein shall be construed as requiring the Company to register the shares subject to this Option under the Securities Act.

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         5. NO RIGHT TO CONTINUED EMPLOYMENT. Nothing herein shall confer upon the Optionee any right to continue in the employ of the Company, any of its Subsidiaries or a Parent, or interfere in any way with any right of the Company, any Subsidiary or a Parent to terminate such employment at any time for any reason whatsoever without liability to the Company, the Subsidiary or Parent.

         6. LEGENDS; STOP TRANSFER INSTRUCTIONS. The Company may affix appropriate legends upon the certificates for shares of Common Stock issued upon exercise of this Option and may issue such "stop transfer" instructions to its transfer agent in respect of such shares as it determines, in its discretion, to be necessary or appropriate to: (a) prevent a violation of, or to perfect an exemption from, the registration requirements of the Securities Act and any applicable state securities laws; or (b) implement the provisions of any agreement between the Company and the Optionee with respect to such shares of Common Stock.

         7. TAXES. The Company may withhold cash and/or shares of Common Stock to be issued to the Optionee in the amount which the Company determines is necessary to satisfy its obligation to withhold taxes or other amounts incurred by reason of the grant or exercise of this Option, its disposition or the disposition of the underlying shares of Common Stock. Alternatively, the Company may require the Optionee to pay the Company such amount in cash promptly upon demand.

         8. COMPLIANCE WITH APPLICABLE LAWS. The Optionee agrees to comply with all applicable laws relating to the grant and exercise of the Option and the disposition of the shares of Common Stock acquired upon exercise of the Option, including without limitation, federal and state securities and "blue sky" laws, and applicable prospectus delivery requirements. In the event the Optionee shall be subject to Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, the Company will use reasonable efforts to seek and obtain the approval of the Company's shareholders of the grant of the Option to the Optionee.

         9. TRANSFERABILITY. The Option is not transferable otherwise than by will or the laws of descent and distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee, or the Optionee's legal representatives, provided, however, that the Option may be exercised and the underlying securities resold by any family member of the Optionee who has acquired the Option from the Optionee through a gift or a domestic relations order. For purposes of this Option, "family member" includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Optionee's household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Optionee) control the management of assets, and any other entity in which these persons (or the Optionee) own more than fifty percent of the voting interests.

         10. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto, any successor or assign of the Company and to any Legal Representative of the Optionee, or any family member as defined in this Agreement acquiring the Option as a result of a gift or pursuant to a domestic relations order.

         11. RESTRICTION ON SALES. The Optionee agrees not to sell more than 25,000 shares of Common Stock issuable pursuant to this agreement in any calendar week without the written consent of the Company.

         12. GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to the conflicts of law rules thereof.

         13. VALIDITY. The invalidity, illegality or unenforceability of any provision herein shall not affect the validity, legality or enforceability of any other provision, all or which shall be valid, legal and enforceable to the fullest extent permitted by applicable law.

         14. ADJUSTMENTS UPON CHANGES IN COMMON STOCK. Notwithstanding any other provision of this Agreement, in the event of a stock dividend, recapitalization, merger in which the Company is the surviving corporation, spin-off, split-up, combination or exchange of shares or the like which results in a change in the number or kind of shares of Common Stock which is outstanding immediately prior to such event, the aggregate number and kind of shares subject to the Agreement, the aggregate number and kind of shares subject to each outstanding grant of an option (each an "Award"), the exercise price of each option, any contingencies and restrictions based on the number or kind of shares, shall be appropriately adjusted by the Board of Directors, whose determination shall be conclusive and binding on all parties. Such adjustment may provide for the elimination of fractional shares without payment therefor. In the event of (a) the liquidation or dissolution of the Company, (b) a merger in which the Company is not the surviving corporation or a consolidation, or (c) any transaction (or series of related transactions) in which (i) more than 50% of the outstanding Common Stock is transferred or exchanged for other consideration, or (ii) shares of Common Stock in excess of the number of shares of Common Stock outstanding immediately preceding the transaction are issued (other than to stockholders of the Company with respect to their shares of stock in the Company), any outstanding

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options, unvested stock shall terminate upon the earliest of any such event, unless other provision is made therefor in the transaction.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                             MTR GAMING GROUP, INC.

                        BY: /s/ EDSON R. ARNEAULT

                        NAME: EDSON R. ARNEAULT

                        ITS: PRESIDENT

                                    OPTIONEE

                        BY: /s/ ROGER SZEPELAK

                              Roger Szepelak
                            (Name of Optionee)

                                    (Address)

                            (Social Security Number)



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